Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Janine Warell
312-261-6535
jwarell@spss.com
SPSS Reports 2009 First Quarter Results
Record 24 Percent Operating Margin
CHICAGO, Ill. (USA), May 5, 2009 — SPSS Inc. (Nasdaq: SPSS), a global provider of Predictive Analytics software and solutions, today announced financial results for the first quarter ended March 31, 2009. Revenue generation for the quarter met Company expectations despite a difficult global economic environment and a significant negative impact from currency exchange rates. Combined with the benefits of ongoing productivity improvements, operating income for the 2009 first quarter was $17.2 million, or a record 24 percent of total revenues, compared with $13.9 million, or 18 percent of total revenues, for the 2008 first quarter.
The Company reported 2009 first quarter revenues of $72.1 million, down 8 percent from $78.2 million in the same quarter of 2008. Excluding the effects of currency exchange rates, total revenues were down 1 percent from the 2008 first quarter. License revenues were $33.8 million, a 12 percent decline from $38.4 million in the 2008 first quarter, or an 8 percent decline excluding the effects of currency exchange rates. Maintenance revenues for the 2009 first quarter were $32.5 million, up 1 percent from $32.1 million in the 2008 first quarter, or up 11 percent excluding the effects of currency exchange rates.
Net income was $9.4 million, up 4 percent, from $9.0 million in the same period in 2008 with the $3.3 million higher operating income for the quarter offset by lower non-operating items, primarily less interest income due to lower available interest investment rates and net currency losses. As a result of the required January 1, 2009, adoption of FASB Staff Position on No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (FSP No. APB 14-1), the Company recognized in the 2009 first quarter $1.4 million non-cash interest expense and adjusted the 2008 first quarter results, increasing interest expense by $1.3 million, to reflect the retrospective application of FSP No. APB 14-1. The effective income tax rate for the 2009 and 2008 quarters was 36 percent and 39 percent, respectively.
Diluted earnings per share (EPS) for the 2009 first quarter was $0.48, up 2 percent, from EPS of $0.47 for the 2008 first quarter. EPS includes non-cash expense for FSP 14-1 of $0.04 in both the 2009 and 2008 first quarters, respectively. Expenses for share-based compensation were $0.06 and $0.07 per share in the 2009 first quarter and the 2008 first quarter, respectively.

“As expected, the global economic environment presented a challenging first quarter. While there remains resistance in closing larger transactions, our customers continue to support our products at the low end, reflecting our competitive price point advantage. In addition, maintenance revenue continued to provide stability to our total quarterly revenues,” said Jack Noonan, SPSS chairman, president and CEO. “Though all product categories were down year-over-year, our market-leading statistics software showed the best economic resistance. Geographically, we had strength in the Pacific Rim, where new license revenue was up, offsetting softness in most of Europe and the U.S.”
Noonan continued, “While we expect the global economic environment will present a difficult year ahead, we believe these results demonstrate both the continued demand for our Predictive Analytic products and our proven ability to execute.”
At March 31, 2009, cash and cash equivalents totaled $311.5 million, compared with $294.6 million at March 31, 2008, and $305.9 million at December 31, 2008. Cash flow from operating activities in the 2009 first quarter was $15.8 million compared to $14.1 million for the same quarter in 2008. During the quarter, the Company spent $3.1 million for the repurchase of $3.5 million face value of its convertible bonds. The effect of currency exchange rates on cash negatively impacted the March 31, 2009, balance by $4.6 million from the 2008 year-end balance.
Outlook and Guidance
“Our 2009 first quarter results reflect the continuing benefits of early alignment of expenses for more efficient revenue production, as well as the disciplined operational and financial management investors have come to expect from SPSS. Reported operating expenses for the 2009 first quarter were down 15 percent compared with the same period in 2008,” said Raymond Panza, SPSS executive vice president and chief financial officer. “Given the uncertainties in the economic environment, we continue to be cautious about 2009. However, we are beginning to realize the benefits from recent investments in new marketing initiatives.”
Panza continued, “During 2009, we expect foreign currency exchange rates to have a continuing negative effect on reported results. For the 2009 second quarter, we expect revenues of between $68.0 million and $74.0 million with EPS in the range of $0.35 to $0.48.” This EPS guidance includes $0.09 expense for share-based compensation and a $0.04 estimated non-cash interest expense due to the required 2009 adoption of FSP 14-1. Comparatively, second quarter 2008 EPS included $0.08 for share-based compensation and a $0.04 adjustment for the retrospective application of FSP 14-1.
For the 2009 fiscal year, the Company expects charges of $0.29 per share for share-based compensation and $0.17 per share for FSP 14-1. The effective income tax rate for the 2009 second quarter and full year is estimated to be 35 percent.

Conference Call — 4 p.m. CT/5 p.m. ET
The Company will host a conference call at 4 p.m. CT/5 p.m. ET on May 5, 2009, to discuss its financial results. The live call will be broadcast online at www.spss.com/invest. Those interested in participating in the live call should dial (866) 202-4683 in the United States and (617) 213-8846 internationally. The live call pass-code is 95009220. A replay will be available via phone for one week after the call. To access it, participants should dial (888) 286-8010 in the United States or (617) 801-6888 internationally. Access code 33011521 is required for the replay. An archived version of the call will also be made available online at www.spss.com/invest approximately two hours after the live call.
About SPSS Inc.
SPSS Inc. (Nasdaq: SPSS) is a leading global provider of Predictive Analytics software and solutions. The Company’s Predictive Analytics technology improves business processes by giving organizations forward visibility for decisions made every day. By incorporating Predictive Analytics into their daily operations, organizations become Predictive Enterprises — able to direct and automate decisions to meet business goals and achieve a measurable competitive advantage. More than 250,000 public sector, academic, and commercial customers rely on SPSS technology to help increase revenue, reduce costs, and detect and prevent fraud. Founded in 1968, SPSS is headquartered in Chicago, Illinois. For more information, please visit www.spss.com.
Safe Harbor Statement
In addition to historical information, this press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s expectations, beliefs, intentions or future strategies that are signified by the words “expects,” “anticipates,” “intends,” “believes,” “estimates” or similar language. All forward-looking statements included in this document are based on information available to the Company on the date hereof. The Company cautions investors that its business and financial performance and the matters described in these forward-looking statements are subject to substantial risks and uncertainties. Because of these risks and uncertainties, some of which may not be currently ascertainable and many of which are beyond the Company’s control, actual results could differ materially from those expressed in or implied by the forward-looking statements. The potential risks and uncertainties that could cause results to differ materially include, but are not limited to: the Company’s ability to predict revenue, the Company’s ability to respond to rapid technological changes, a potential loss of relationships with third parties from whom the Company licenses certain software, fluctuations in currency exchange rates, the impact of new accounting pronouncements, increased competition and risks associated with product performance and market acceptance of new products. A detailed discussion of other risk factors that affect the Company’s business is contained in the Company’s Annual Reports on Form 10-K, particularly under the heading “Risk Factors.” The Company does not intend to update these forward-looking statements to reflect actual future events.

SPSS Inc. and Subsidiaries
Consolidated Statements of Income
(unaudited)

	For the Three Months Ended March 31,
			Percent	% of Net Revenues
	2009	2008	Change	2009	2008
	(in thousands, except per share amounts)
Net revenues:
License	$33,770	$38,417	-12%	47%	49%
Maintenance	32,495	32,147	1%	45%	41%
Services	5,816	7,677	-24%	8%	10%

Net revenues	72,081	78,241	-8%	100%	100%

Operating expenses:
Cost of license and maintenance revenues	4,612	5,299	-13%	6%	7%
Sales, marketing and services	31,137	39,160	-20%	43%	50%
Research and development	10,977	11,381	-4%	15%	15%
General and administrative	8,131	8,536	-5%	12%	10%

Operating expenses	54,857	64,376	-15%	76%	82%

Operating income	17,224	13,865	24%	24%	18%

Other income (expense):
Interest expense (See Note)	(2,523)	(2,440)	3%	-4%	-3%
Interest income	817	2,977	-73%	1%	4%
Gain on convertible debt retirement	356	—	NM	0%	0%
Other	(1,240)	300	NM	-1%	0%

Other income (expense)	(2,590)	837	NM	-4%	1%

Income before income taxes	14,634	14,702	0%	20%	19%
Income tax expense	5,269	5,664	-7%	7%	7%

Net income	$9,365	$9,038	4%	13%	12%

Basic net income per share	$0.51	$0.50	2%

Diluted net income per share	$0.48	$0.47	2%

Shares used in computing basic net income per share	18,233	17,916	2%

Shares used in computing diluted net income per share	19,423	19,181	1%

SPSS Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
(unaudited)

	March 31,	December 31,
	2009	2008
	(in thousands)
ASSETS

Current assets:
Cash and cash equivalents	$311,455	$305,917
Accounts receivable, net	37,953	43,172
Inventories, net	497	433
Deferred income taxes	3,346	4,142
Prepaid income taxes	7,890	5,738
Other current assets	5,081	4,693

Total current assets	366,222	364,095

Net property, equipment and leasehold improvements, net	13,112	14,323
Capitalized software development costs, net	37,517	37,470
Goodwill	41,459	41,845
Intangibles, net	1,885	2,091
Noncurrent deferred income taxes	17,935	20,728
Other noncurrent assets	3,447	3,673

Total assets	$481,577	$484,225

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$6,908	$6,391
Income taxes and value added taxes payable	11,452	10,877
Deferred revenues	78,027	83,638
Other accrued liabilities	17,297	22,146

Total current liabilities	113,684	123,052

Long-term debt (See Note)	126,631	128,106
Noncurrent deferred income taxes	7,794	8,509
Other noncurrent liabilities	1,857	1,937

Stockholders’ equity:
Common Stock	183	182
Additional paid-in capital (See Note)	166,306	164,373
Accumulated other comprehensive loss	(18,506)	(16,197)
Retained earnings (See Note)	83,628	74,263

Total stockholders’ equity	231,611	222,621

Total liabilities and stockholders’ equity	$481,577	$484,225

Note– Implementation of FASB Staff Position No. APB 14-1

The Company adopted FASB Staff Position No. APB 14-1 (“FSP” or “FSP No. APB 14-1”), “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” on January 1, 2009. The FSP requires retrospective application related to the Company’s convertible debt that was outstanding during the periods presented in the financial statements.

Consequently, adoption of FSP No. APB 14-1 resulted in the adjustment of the Company’s 2008 financial statements including decrease in fully diluted earnings per share by $0.04 per share. Adoption of FSP 14-1 also resulted in adjustments to the Company’s December 31, 2008 balance sheet including decrease to convertible debt of $21.9 million, increase to additional paid-in capital of $17.3 million, increase to deferred tax liability of $7.5 million, decrease to other assets of $2.8 million, and decrease of $5.7 million to retained earnings.

SPSS Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(unaudited)

	For the Three Months Ended
	March 31,
	2009	2008
	(in thousands)
Cash flows from operating activities:
Net income	$9,365	$9,038
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,527	4,667
Convertible debt amortization	1,539	1,458
Deferred income taxes	2,965	(109)
Excess tax benefit from share-based compensation	77	(148)
Amortization of share-based compensation	1,971	2,069
Gain on convertible debt retirement	(356)	—
Changes in assets and liabilities:
Accounts receivable	3,888	10,375
Inventories	(67)	(36)
Prepaid and other assets	(503)	(1,749)
Accounts payable	650	(310)
Accrued expenses	(4,681)	(8,621)
Income taxes	(1,347)	372
Deferred revenue	(3,345)	(1,799)
Other, net	1,160	(1,064)

Net cash provided by operating activities	15,843	14,143

Cash flows from investing activities:
Capital expenditures	(591)	(945)
Capitalized software development costs	(2,866)	(3,099)

Net cash used in investing activities	(3,457)	(4,044)

Cash flows from financing activities:
Proceeds from stock option exercises and employee stock purchase plan	828	2,101
Tax benefit from stock option exercises	—	148
Retirement of convertible debt	(3,084)	—
Purchases of common stock	—	(27,870)

Net cash provided by financing activities	(2,256)	(25,621)

Effect of exchange rates on cash	(4,592)	3,178

Net change in cash and cash equivalents	5,538	(12,344)
Cash and cash equivalents at beginning of period	305,917	306,930

Cash and cash equivalents at end of period	$311,455	$294,586